EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

PURSUANT TO SECTION 102

OF THE DELAWARE GENERAL CORPORATIONS LAW

FIRST:                 The name of the corporation is (hereinafter referred to as the “Corporation”).

SECOND:         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD:              The nature of the business or purposes to be conducted or promoted by the Corporation is: to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH:

A.            Authorized Stock. The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Twenty-Five Million (125,000,000), consisting of One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and Twenty-Five Million (25,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

B.	Common Stock.

Section 1.           Voting Rights. On all matters requiring the vote of the holders of Common Stock each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

Section 2.           Dividends. The holders of shares of Common Stock shall be entitled to receive dividends, when and if declared by the Board of Directors of the Corporation (the “Board”), out of funds legally available for the payment of dividends.

Section 3.           Liquidation. The holders of shares of Common Stock shall be entitled to participate pro rata out of the remaining assets of the Corporation available for distribution to the holders of the shares of Common Stock in all distributions in any liquidation, dissolution or winding up of the Corporation.

C.            Preferred Stock. The Preferred Stock may be issued from time in one or more series. The Board is hereby expressly vested with the authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the holders of the Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holder is required pursuant to the terms of any series of Preferred Stock.

FIFTH:	The name and address of the incorporator is as follows:
Margaret R. Mitchell
Pryor Cashman LLP
410 Park Avenue
New York, New York 10022

SIXTH:              (a)          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware General Corporation Law or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)          The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

SEVENTH:       The Board, by majority vote, shall have to power to adopt, amend or repeal the by-laws of the Corporation.

EIGHTH:          The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders, directors and officers are subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this Certificate of Incorporation this ____ day of _____, 2008.

Margaret R. Mitchell

Incorporator

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